Exhibit 4.8

Execution Version

7 DAYS GROUP HOLDINGS LIMITED

SECURITIES PURCHASE AGREEMENT (THE “AGREEMENT”)

September 4, 2007

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester Street

London EC2N 2DB

United Kingdom

Attn: Christopher Dunn

Fax: +852 2203 7293

Ladies and Gentlemen:

7 Days Group Holdings Limited, a company incorporated with limited liability in the Cayman Islands (the “Company”) and the other Group Companies (as defined in Section 4 hereof) hereby agree with the Purchaser (as defined below) as follows:

1. Authorization and Issuance of Securities.

(a)	The Company has authorized the issuance and sale of up to 800 Units (the “Units”) each consisting of a US$100,000 principal amount Guaranteed Senior Floating Rate Note due 2010 (the “Notes”) and one warrant (a “Warrant”) representing the right to purchase a certain number of the Company’s ordinary shares, par value US$ 0.125 per share (the “Ordinary Shares”), as calculated in the Warrant Agreement (as defined below).

(b)	Subject to the terms and conditions of this Agreement, the Company will, at the Closing provided for in Section 3 hereof, issue and sell to Deutsche Bank AG, London Branch (the “Purchaser”), and the Purchaser will purchase from the Company, the Units consisting of Notes in the principal amount, and such number of Warrants, specified opposite the Purchaser’s name in Schedule I at the purchase price of 100% of the principal amount of the Notes (the “Purchase Price”).

(c)	Contemporaneously with entering into this Agreement, the Company is entering into separate Securities Purchase Agreements (the “Other Agreements”) substantially similar to this Agreement with each of the other purchasers named in Schedule I (the “Other Purchasers”), providing for the sale at the “Closing Date” (as set forth in the Other Agreements) to each of the Other Purchasers of the Units specified opposite its name in Schedule I. Each of this Agreement and the Other Agreements is a separate agreement and the sale and issuance of the Securities (as defined below) is a separate sale and issuance. The Purchaser’s obligation hereunder and the obligations of each Other Purchaser under each Other Agreement are several and not joint obligations and the Purchaser shall have no obligation under any Other Agreement and no liability to any Person for the performance or non-performance by any Other Purchaser thereunder.

(d)	The Notes are to be issued pursuant to the provisions of an indenture (the “Indenture”), to be dated as of the Closing Date, by and between the Company, and DB Trustees (Hong Kong) Limited, as trustee (the “Trustee”), substantially in the form attached hereto as Exhibit A. The Warrants will be issued pursuant to the provisions of a warrant agreement (the “Warrant Agreement”), to be dated as of the Closing Date, by and between the Company and DB Trustees (Hong Kong) Limited, as the warrant agent, substantially in the form attached hereto as Exhibit B. As used herein, the term “Securities” shall mean, collectively, the Notes, the Warrants, the Ordinary Shares issuable upon the exercise of the Warrants (the “Warrant Shares”) and the Guarantees (as defined below), if any.

(e)	Capitalized terms used but not defined herein shall have the meanings given to such terms in the Indenture.

2. Terms of Offering.

(a)	Pursuant to the Indenture, the Company shall cause all direct and indirect future subsidiaries of the Company (each, a “Guarantor”), but not including any direct and indirect subsidiaries of the Company organized in the People’s Republic of China (“PRC”) unless a change in PRC law or official interpretation in PRC law permits such guarantees without government approval or registration, to irrevocably and unconditionally guarantee to the Purchaser, the Other Purchasers and to the Trustee the payment and performance of the Company’s obligations under the Notes on a senior secured unsubordinated basis (collectively, the “Guarantees”).

(b)	The Notes and the Guarantees (if any) will be secured by:

(i)	a perfected first-priority Lien on the debt service reserve account established by the Company with DB Trustees (Hong Kong) Limited (the “Debt Service Reserve Account”) pursuant to a charge over debt service reserve account to be dated as of the Closing Date among DB Trustees (Hong Kong) Limited, as the collateral agent (in such capacity, the “Reserve Account Collateral Agent”), and the Company, substantially in the form attached hereto as Exhibit C-1 (the “Reserve Account Charge”),

(ii)	a perfected first-priority Lien on all of the outstanding share capital of the Company pursuant to a share charge agreement to be dated as of the Closing Date among DB Trustees (Hong Kong) Limited, as the collateral agent (in such capacity, the “Offshore Collateral Agent”), the Company and each of the existing shareholders of the Company, substantially in the form attached hereto as Exhibit C-2 (the “Offshore Share Charge Agreement”), and to the extent there are any future Guarantors, a perfected first-priority Lien on all of the outstanding share capital of the Guarantors (if any) pursuant to a share pledge agreement to be dated as of the Closing Date among the Offshore Collateral Agent, the Company and the applicable Guarantor, substantially in the form of the Offshore Share Charge Agreement,

(iii)	subject to the approval of the requisite Governmental Authority, a perfected Lien on all of the equity interests of the WFOE (as defined below) pursuant to a share pledge agreement between DB Trustees (Hong Kong) Limited, as the collateral agent (in such capacity, the “Onshore Collateral Agent”) and the Company, substantially in the form attached hereto as Exhibit C-3 (the “Onshore Share Pledge Agreement”), and

(iv)	subject to the approval of the requisite Governmental Authority and only to the extent permissible and reasonably practicable, a perfected Lien on the loan receivables pursuant to any WFOE Shareholder Loan Agreement (as defined below), if any, payable by the WFOE to the Company pursuant to an Assignment of Intercompany Loan to be dated as of the Closing Date between DB Trustees (Hong Kong) Limited, as the collateral agent (in such capacity, the “Note Collateral Agent”, together with the Reserve Account Collateral Agent, the Offshore Collateral Agent and the Onshore Collateral Agent, the “Collateral Agents”) and the Company, substantially in the form attached hereto as Exhibit C-4 (the “Note Pledge Agreement”, together with the Reserve Account Charge, Offshore Share Charge Agreement and the Onshore Share Pledge Agreement, the “Security Documents”). Any shareholder loan agreement between the Company and the WFOE shall, subject to Section 5(j) below, be in substantially the form attached hereto as Exhibit C-5 (the “WFOE Shareholder Loan Agreement”).

(c)	The Units will be offered and sold to the Purchaser pursuant to Regulation S of the U.S. Securities Act of 1933, as amended (the “Act”). Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Act, the Units, the Warrant and the Warrant Shares shall bear the legends relating to the offer and the sale of the Units, the Warrant and the Warrant Shares as required by Regulation S under the Act or any other Applicable Law (as defined below) relating to the issuance of the Securities.

(d)	Holders of the Warrant Shares will have the registration rights set forth in the equity registration rights agreement (the “Registration Rights Agreement”) to be dated the Closing Date among the Company, the Purchaser and the Other Purchasers, substantially in the form attached hereto as Exhibit D.

(e)	This Agreement, the Indenture, the Notes, the Guarantees (if any), the Security Documents, the Warrant Agreement, the Registration Rights Agreement, the account management agreement with respect to the Debt Service Reserve Account, in substantially the form attached hereto as Exhibit E (the “Account Management Agreement”), and the offshore escrow agreement with respect to the proceeds from the offer and sale of the Units (the “Proceeds”), in substantially the form attached hereto as Exhibit F (the “Offshore Escrow Agreement”) are, collectively, referred to herein as the “Documents.”

3. Purchase, Sale and Delivery.

(a)	The issuance and sale of the Units to be purchased by the Purchaser pursuant to this Agreement shall occur at the Shanghai office of Weil, Gotshal & Manges LLP, at 4:00 p.m., Shanghai time, at a closing (the “Closing”) on September 7, 2007 or on such other Business Day thereafter as may be agreed upon in writing by the Company and the Purchaser (such date referred to herein as the “Closing Date”).

(b)	Subject to the terms and conditions herein, at the Closing, the Company shall deliver to the Trustee one or more global certificates representing each of the Notes and Warrants, as the case may be, registered in such names and denominations as the Purchaser may request (on not less than two (2) Business Days prior written notice to the extent such name is different from the Purchaser), against payment by the Purchaser of the aggregate Purchase Price in the amount set forth opposite such Purchaser’s name on Schedule I by immediately available funds bank wire transfer to such bank account or accounts as the Company shall have theretofore designated to the Purchaser.

(c)	The Notes, and Warrants, as the case may be, each to be represented by one or more global certificates in book-entry form, will be deposited on the Closing Date, by or on behalf of the Company, with the Trustee as common depositary for Clearstream Banking, sociėtė anonyme (or any successor securities agency) (“Clearstream”) and Euroclear Bank, S.A./N.V. (or any successor securities clearing agency) (“Euroclear”, together with Clearstream, the “Clearing Facilities”), or its designated custodian, and registered in the name of the Trustee for further credit to Purchaser’s account.

4. Representations and Warranties of the Group Companies. Each of the Company, 7 Days Inn (Shenzhen) Co., Ltd., a wholly-owned subsidiary of the Company, incorporated under the laws of the People’s Republic of China (the “WFOE”) and the other Group Companies listed on Schedule II attached hereto (together with the Company, the WFOE and any other Subsidiary (as defined in Section 4(b)(i) below), the “Group Companies”), jointly and severally, represents and warrants to the Purchaser that, except as set forth in the disclosure schedule (the “Disclosure Schedule”) attached hereto as Exhibit G which exceptions shall be deemed to part of the representations and warranties made hereunder, the following representations and warranties are true and correct and will on the Closing Date be true and correct. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 4.

(a)	Organization. Each of the Group Companies (i) has been duly organized, is validly existing and is in good standing (if applicable) under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to carry on its business and to own, lease and operate its properties and assets, and (iii) is duly qualified or licensed to do business and is in good standing (if applicable) as a foreign corporation or limited liability company, as the case may be, authorized to do business in each jurisdiction in which the nature of such business or the ownership or leasing of such properties requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect (as defined below). For the purpose of this Agreement, a “Material Adverse Effect” means a material adverse effect on (A) the properties, business, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Group Companies, taken as a whole, (B) the ability of any of the Group Companies to perform their respective obligations under any Document, (C) the validity or enforceability of any of the Documents or the consummation of any of the transactions contemplated therein or (D) the material rights and remedies of the Purchaser under the Documents and of the Trustee or Collateral Agents under any of the Security Documents.

(b)	Ownership of Shares of Subsidiaries.

(i)	Schedule 4(b)(i) of the Disclosure Schedule contains (except as noted therein) complete and correct lists of each individual partnership, limited liability company, joint venture, corporation, association, trust or any other entity or organization (collectively, a “Person”) in which the Company (i) owns, directly or indirectly, a majority of its capital stock or similar equity interests or (ii) otherwise maintains, directly or indirectly, control over management, operations and decision-making processes (each, a “Subsidiary” and collectively, the “Subsidiaries”), showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary.

(ii)	All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 4(b)(i) of the Disclosure Schedule as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned, directly or indirectly, by the Company or another Subsidiary free and clear of any Lien, other than the Liens imposed thereon pursuant to the Documents.

(iii)	No Subsidiary is a party to, or otherwise subject to any legal or regulatory restriction or any agreement (other than this Agreement, the restrictions disclosed in Schedule 4(b)(iii) of the Disclosure Schedule, and limitations imposed by Applicable Law) restricting the ability of such Subsidiary to pay dividends or make any other similar distributions to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

(iv)	Schedule 4(b)(iv) of the Disclosure Schedule shows the correct names of the Group Companies, the jurisdictions of their respective organizations, and the percentage of shares of each class of their respective capital stock or similar equity interests outstanding owned by their respective shareholders. All of the outstanding shares of capital stock or similar equity interests of the Group Companies shown in Schedule 4(b)(iv) of the Disclosure Schedule as being owned by their respective shareholders have been validly issued, are fully paid and non-assessable and are owned by such shareholders free and clear of any Lien, other than the Liens imposed thereon pursuant to the Documents.

(v)	Except as otherwise set forth on Schedule 4(b)(v) of the Disclosure Schedule, none of the directors or executive officers of the Group Companies holds, directly or indirectly, any beneficial ownership interest in any of the Subsidiaries.

(vi)	Except as set forth on Schedule 4(b)(vi) of the Disclosure Schedule, the Company does not, directly or indirectly, beneficially own or control a minority interest in any other company, partnership or other entity and has not entered into any joint ventures or strategic alliances.

(c)	Capitalization and Voting Rights.

(i) Capital Stock. The authorized share capital of the Company is US$14,250,000 divided into 114,000,000 shares nominal on par value US$0.125 comprising, immediately prior to the Closing, (i) 90,000,000 Ordinary Shares, of which 60,000,000 Ordinary Shares are issued and outstanding immediately prior to the Closing, (ii) 16,000,000 Series A Preferred Shares, of which 15,724,432 Series A Preferred Shares are issued and outstanding, and (iii) 8,000,000 Series B Preferred Shares, of which 7,862,216 Series B Preferred Shares are issued and outstanding.

(ii) Issued Shares. As at the date hereof and immediately prior to the Closing, the aggregate number of Ordinary Shares issued and which are issuable pursuant to any exercise, conversion, exchange, subscription or otherwise in connection with any outstanding warrants, options (including pursuant to the Company’s stock option plan), convertible securities or any agreement to sell or issue Ordinary Shares or securities which may be exercised, converted or exchanged for Ordinary Shares (collectively, “Fully-Diluted”) is 91,123,374. All of the issued and outstanding shares of each of the Group Company’s shares as of the Closing are duly authorized, validly issued, fully paid and non-assessable, were issued in accordance with the registration or qualification provisions of the Act and any relevant blue sky laws of the United States of America or pursuant to valid exemptions therefrom and were issued in compliance with other Applicable Law and are not subject to any rescission right or put right on the part of the holder thereof nor does any holder thereof have the right to require the Company to repurchase such share capital.

(iii) Voting and other Agreements. Except as set forth on Schedule 4(c)(iii) of the Disclosure Schedule, there are no outstanding (A) options, warrants or other rights to purchase from any Group Company, (B) agreements, contracts, arrangements or other obligations of any Group Company to issue, or (C) other rights to convert any obligation into or exchange any securities for, in the case of each of clauses (A) through (C), shares of capital stock of, or other ownership or equity interests in, any Group Company. Except as disclosed in Schedule 4(c)(iii) of the Disclosure Schedules, none of the Group Companies is a party or subject to any agreement or understanding, and, to the Company’s knowledge following due inquiry, there is no agreement or understanding with any Person that affects or relates to (i) the voting or giving of written consents with respect to any security of any of the Group Companies (including, without limitation, any voting agreements, voting trust agreements, shareholder agreements or similar agreements) or the voting by a director of any of the Group Companies or (ii) the sale, transfer or other disposition with respect to any security of the Company.

(d)	No Registration Rights. Except as set forth on Schedule 4(d) of the Disclosure Schedule, no holder of securities of any of the Group Companies is or will be entitled to have any registration rights with respect to such securities.

(e)	Authorization and Execution. Each of the Group Companies has all requisite corporate power and authority to execute, deliver and perform its obligations under each of the Documents to which it is a party and to consummate the transactions contemplated thereby. This Agreement has been duly authorized, executed and delivered by the Group Companies. Each of the Documents has been duly authorized and when executed and delivered by the Group Companies (to the extent it is a party thereto) shall constitute a legal, valid and binding obligation of each of the Group Companies (to the extent it is a party thereto) enforceable against each of the Group Companies (to the extent it is a party thereto) in accordance with its terms, except to the extent that (i) the indemnification provisions contained in Section 8 of this Agreement or the Registration Rights Agreement may be limited by applicable securities laws; and (ii) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other laws relating to or affecting the rights of creditors generally, and as enforcement may be limited by equitable principles of general applicability, or the availability of specific performance, injunctive relief or other equitable remedies ((i) and (ii) collectively, the “Enforcement Exceptions”).

(f)

Valid Issuance of the Notes. Assuming the accuracy of the Purchaser’s representations in Section 6 below, the Securities will be issued in compliance with Applicable Law. Each of the Notes, when issued, sold and delivered in accordance with the terms thereof and for the consideration set forth herein, will be free of restrictions on transfer, other than restrictions on transfer under Applicable Law. The Notes, when issued, will be in the form contemplated by the Indenture. Each of the Notes has been duly authorized by the Company and, when executed and delivered by the Company, authenticated by the Trustee and delivered to the Purchaser in accordance with the terms of this Agreement and the Indenture, such Notes will have been duly executed, issued and delivered by the Company and will constitute legal, valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the

Company in accordance with their terms, except for the Enforcement Exceptions. Each Guarantee (if any) has been duly and validly authorized by each Guarantor issuing such Guarantee and, when executed and endorsed upon the Notes and delivered in accordance with the terms of the Indenture, will be the legally valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except for the Enforcement Exceptions.

(g)	Valid Issuance of Warrants. The Warrants, when issued in accordance with the terms thereof, will be free of restrictions on transfer, other than restrictions on transfer under Applicable Law. The Warrants, when issued, will be in the form contemplated by the Warrant Agreement. The Warrants have been duly and validly authorized for issuance by the Company, and, when executed and delivered by the Company, authenticated by the Warrant Agent and delivered to the Purchaser, in accordance with the terms of this Agreement and the Warrant Agreement, the Warrants will have been duly executed, issued and delivered by the Company and will constitute legal, valid and binding obligations of the Company, entitled to the benefits of the Warrant Agreement and the Registration Rights Agreement and enforceable against the Company in accordance with their terms, except for the Enforcement Exceptions.

(h)	Valid Authorization of Warrant Shares. The Warrant Shares have been duly and validly authorized for issuance by the Company, and when issued pursuant to the terms of the Warrants and the Warrant Agreement, will be validly issued, fully paid and non-assessable, not subject to any preemptive or similar rights, free from all taxes, Liens, charges and security interests with respect to the issuance thereof and free of restrictions on transfer (other than as expressly contemplated by the Documents).

(i)	Compliance with Instruments. None of the Group Companies is in violation of its respective certificate of incorporation, articles of association, by-laws or other organizational documents (the “Charter Documents”). Except as disclosed in Schedule 4(i) of the Disclosure Schedule, none of the Group Companies is, nor does any condition exist that could reasonably be expected to cause any of the Group Companies to be, (i) in violation of any statute, rule, regulation, law or ordinance, or any judgment, decree or order applicable to any of the Group Companies or any of their properties (collectively, “Applicable Law”) of any applicable national, provincial, local or other governmental authority, governmental or regulatory agency or body, court, arbitrator or self-regulatory organization of applicable jurisdictions, domestic or foreign (each, a “Governmental Authority”), or (ii) in breach of or in default (or subject to acceleration any Debt) under any bond, debenture, note or other evidence of indebtedness, indenture, mortgage, deed of trust, lease or any other agreement or instrument to which any of them is a party or by which any of them or their respective property is bound (collectively, “Applicable Agreements”), except for, in each case, the conditions that do not, or would not be reasonably expected to, have a Material Adverse Effect.

(j)

No Conflicts. Neither the execution, delivery or performance of any of the Documents, the issuance of any of the Securities, nor the consummation of any of the transactions contemplated herein or therein will conflict with, violate, constitute a breach of or a default under, require the consent of any person or a Governmental Authority (other than consents as contemplated by the Documents) or result in the imposition of a Lien (other than a Lien arising under the Security Documents and the transactions contemplated by this Agreement) on any assets of any of the Group Companies under or pursuant to (i) the Charter Documents, (ii) any Applicable Agreement, or (iii) any Applicable Law, other than in each of clause (ii) and (iii) such violations, breaches or defaults that, individually or in aggregate, do not, or would not be reasonably expected to, have a Material Adverse Effect. The consummation of the transactions contemplated in the Documents will not cause a Default or Event of Default to exist under the Indenture, and immediately after the Closing, no Default or Event of Default will exist under the Indenture.

(k)	Security Interest/Security Documents.

(i)	When executed and delivered, the Reserve Account Charge will create valid and enforceable first-priority security interests in favor of the Reserve Account Collateral Agent in all of the “Pledged Collateral” (as defined or described therein), which security interests will secure the repayment of the Notes and the other obligations purported to be secured thereby. As of the Closing Date, the pledgors under the Reserve Account Charge will own such Pledged Collateral free and clear of all Liens (except for Liens arising by operation of law and Liens arising under the Reserve Account Charge).

(ii)	When executed and delivered, the Offshore Share Charge Agreement will create valid and enforceable first-priority security interests in favor of the Offshore Collateral Agent in all of the “Charged Collateral” (as defined or described therein), which security interests will secure the repayment of the Notes and the other obligations purported to be secured thereby. As of the Closing Date, the pledgors under the Offshore Share Charge Agreement will own such Pledged Collateral free and clear of all Liens (except for Liens arising by operation of law and Liens arising under the Offshore Share Charge Agreement).

(iii)	When executed and delivered, and subject to the approval by relevant Governmental Authority as contemplated under Section 5(j) hereof, (x) the Onshore Share Pledge Agreement will create valid and enforceable security interests in favor of the Onshore Collateral Agent in all the equity interests in the WFOE and (y) the Note Pledge Agreement will create valid and enforceable security interests in favor of the Note Collateral Agent in all the “Collateral” as defined therein, in each case, which security interests will secure the repayment of the Notes and the other obligations purported to be secured thereby. When each of the Onshore Share Pledge Agreement and the Note Pledge Agreement is filed with, and approved by, the relevant Governmental Authority pursuant to Section 5(j) hereof, the security interests represented thereby will be perfected.

(l)	Governmental Consents. No filing with, consent, approval, authorization or order of, any Governmental Authority is required for (i) the valid execution, delivery and performance by any of the Group Companies of the Documents, (ii) the offer, sale, issuance or delivery of the Notes, the Warrants, the Warrant Shares or the Guarantees (if any), or (iii) the consummation of the transactions contemplated by the Documents, except (x) as have been obtained or will have been obtained on or before the Closing Date, or (y) as may be necessary to perfect security interests granted pursuant to the Security Documents, and (z) as may be required under the Act or other Applicable Law.

(m)

Proceedings. There is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding, domestic or foreign (collectively, “Proceedings”), pending or, to the knowledge of the Company following due inquiry, threatened, that (X) seeks to restrain, enjoin, prevent the consummation of, or otherwise challenges any of the Documents or any of the transactions contemplated therein or (Y) would otherwise have or could be reasonably expected to have a Material Adverse Effect. None of the Group Companies is subject to any judgment, order or decree that would otherwise have or would be reasonably expected to have a Material Adverse Effect.

(n)	Permits. Except as otherwise set forth in Schedule 4(n) of the Disclosure Schedule, the Group Companies possess all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all Governmental Authorities, presently required by Applicable Law to own or lease, as the case may be, and to operate their respective properties and to carry on their respective businesses as now conducted (“Permits”), except where the failure to possess such Permits does not, or would not be reasonably expected to, have a Material Adverse Effect. All of the Permits are valid and in full force and effect, except as would not be reasonably expected to have a Material Adverse Effect. Each of the Group Companies has fulfilled and performed all of its respective obligations with respect to such Permits and no event has occurred which allows revocation or termination thereof or result in any other impairment of the rights of the holder of any such Permit, except as would not be reasonably expected to have a Material Adverse Effect. Except as set forth in Schedule 4(n) of the Disclosure Schedule, none of the Group Companies has received notice of any Proceeding relating to revocation or modification of any such Permit.

(o)	Title to Property.

(i)	Each of the Group Companies has good and marketable title to all real property and personal property owned by it, in each case free and clear of any Liens, except such Liens as permitted under the Documents or imposed by Applicable Law. For the real property not owned by any of the Group Companies and currently used for the business operations of the Group Companies, each of such Group Companies has good and marketable title to all leasehold estates in real and personal property being leased by it and, in each case free and clear of all Liens (except such Liens as permitted under the Documents, imposed by Applicable Law or would not reasonably be expected to have a Material Adverse Effect) as of the Closing Date.

(ii)	Except as would not be reasonably expected to have a Material Adverse Effect, (i) no default (or event which with notice or lapse of time, or both, would constitute a default) by any of the Group Companies has occurred and is continuing under any of such leases, tenancies, licenses, concessions or agreements, (ii) there are no grounds for rescission, avoidance or repudiation of any of such leases, tenancies, licenses, concessions or agreements, and (iii) no notice of termination or of intention to terminate has been received in respect of any thereof, with such exceptions as are not material and do not materially interfere with the uses made or proposed to be made by such real property and buildings by the Group Companies.

(iii)	None of the Group Companies has received any written notice of any claim of any nature that has been asserted by anyone adverse to the rights of a Group Company under any leases, tenancies, licenses, concessions or agreements or affecting the rights of a Group Company to the continued possession of such property or material assets, with such exceptions as are not material and do not materially interfere with the uses made or proposed to be made by such real property or assets by the Group Companies.

(iv)	The ownership of and the right to use the land and buildings owned or used by the Group Companies are not subject to any adverse terms or conditions except as would not be reasonably expected to have a Material Adverse Effect. The properties and other material assets presently owned, leased or licensed by the Group Companies are structurally sound, are in good operating condition and repair and have been maintained in accordance with good business practice and are adequate for the uses to which they are being and intended by any of the Group Companies to be put, and none of such properties or other material assets is in need of maintenance or repairs, except for (i) ordinary, routine maintenance and repairs that are not material in nature or cost and taking into account the age and length of the use of the same, ordinary wear and tear excepted, and (ii) any newly acquired or leased properties that have not been converted into hotels operated by the Group Companies.

(v)	Except as otherwise set forth in Schedule 4(o) of the Disclosure Schedule, to the knowledge of the Company following due inquiry, there are no facts or conditions affecting any of such properties or other material assets which could, individually or in the aggregate, interfere in any material respect with the occupancy or use thereof as currently occupied or used.

(p)	Insurance. Each of the Group Companies maintains reasonable adequate insurance covering its material properties, operations, personnel and business, and is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged. All policies of insurance insuring the Group Companies and their respective businesses, assets, employees, officers and directors are in full force and effect. Each of the Group Companies is in compliance with the terms of such policies and instruments in all material respects, and there are no claims by any of the Group Companies under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. None of the Group Companies has been refused any insurance coverage sought or applied for, and none of the Group Companies has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that, individually or in the aggregate, does not, and would not be reasonably expected to, have a Material Adverse Effect.

(q)

Taxes. All Tax returns required to be filed by each of the Group Companies have been filed, and all such returns are true, complete and correct in all material respects. All material Taxes that are due from each of the Group Companies have been paid in accordance with applicable requirements of relevant Governmental Authorities, other than those (i) currently payable without penalty or interest or (ii) being diligently contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with International Financial Reporting Standards (“IFRS”) and/or Applicable Law. To the knowledge of the Company following due inquiry, there are no proposed Tax assessments against any of the Group Companies. The accruals and reserves on the books and records of each of the Group Companies in respect of any Tax liability for any Taxable period not finally determined are adequate to meet any assessments of Tax for any such period in all material respects. For purposes of this Agreement, the term

“Tax” and “Taxes” shall mean (a) all applicable taxes, charges, fees, imposts, levies or other assessments of a similar nature (whether imposed directly or through withholding), and (b) any interest, fines, additions to tax, or penalties or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a).

(r)	Intellectual Property.

(i)	The Group Companies, collectively, own, or are validly licensed under, or have the right to use, all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, “Intellectual Property”) used in the conduct of its businesses, free and clear of all Liens, except where the failure to own, possess, or have the right to use such Intellectual Property does not or could not be reasonably expected to have a Material Adverse Effect. To the Company’s knowledge following due inquiry, no claims or notices of any potential claim have been asserted by any person challenging the use of any such Intellectual Property by any of the Group Companies or questioning the validity or effectiveness of the Intellectual Property or any license or agreement related thereto, and, to the Company’s knowledge following due inquiry, there are no facts which would form a valid basis for any such claim. The use of such Intellectual Property by any of the Group Companies does not and will not infringe on the Intellectual Property rights of any other person, except for such infringement that does not and would not reasonably be expected to have a Material Adverse Effect on the Group Companies, taken as a whole.

(ii)	Schedule 4(r)(ii) of the Disclosure Schedule sets forth a complete list of (i) the Registered IP owned by or licensed to any of the Group Companies and (ii) all other material Intellectual Property licensed to any of the Group Companies. “Registered IP” means Intellectual Property that is registered, filed, or issued under the authority of any Governmental Authority, including all patents, registered copyrights, and registered trademarks and all applications for any of the foregoing. Except as would not reasonably be expected to have a Material Adverse Effect, all Intellectual Properties owned by each of the Group Companies are valid and enforceable and are in compliance with formal legal requirements.

(iii)	Each of the Group Companies has taken reasonable steps and measures to establish and preserve ownership of or right to use all Intellectual Property material to the operation of its business. Each of the Group Companies has taken reasonable steps to register, protect, maintain, and safeguard the Intellectual Property material to its business, including any Intellectual Property that is jointly developed with any third-parties, or any Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and has had executed appropriate nondisclosure and confidentiality agreements and made all appropriate filings, registrations and payments of fees in connection with the foregoing. To the knowledge of the Company following due inquiry, there is no infringement or misappropriation by any other Person of any Intellectual Property of any of the Group Companies. No proceedings or claims in which any of the Group Companies alleges that any Person is infringing upon, or otherwise violating, any Intellectual Property of any of the Group Companies are pending, and none has been served, instituted or asserted by any of the Group Companies.

(iv)	Each of the Group Companies owns all rights in and to any and all Intellectual Property material to the operation of the business of the Group Companies, which Intellectual Property was made, developed, conceived, created or written by any consultant retained, or any employee employed, by the Group Companies. No former or current employee, no former or current consultant, and no third-party joint developer of any of the Group Companies has any rights in any Intellectual Property made, developed, conceived, created or written by the aforesaid employee or consultant during the period of his or her retention by the Group Companies which can be asserted against any Group Company.

(v)	No Intellectual Property material to the operation of the business of the Group Companies and owned by any Group Company is the subject of any security interest, Lien, license or other contract granting rights therein to any other Person. Each of the Group Companies has not (a) transferred or assigned, (b) granted an exclusive license to or (c) provided or licensed, any Intellectual Property material to the operation of the business of the Group Companies and owned by the Group Companies to any Person who is the subject of any security interest, Lien, license or other contract granting rights therein to any other Person.

(s)	Internal Controls. Each of the Group Companies maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) material transactions are executed in accordance with management’s general or specific authorization, (ii) material transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS or Applicable Law and to maintain asset accountability, (iii) access to material assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at quarterly intervals and appropriate action is taken with respect to any material differences.

(t)	Financial Statements; Independent Auditors.

(i)	The Company has delivered to the Purchaser its audited consolidated financial statements as of December 31, 2006 and for the fiscal year ended December 31, 2006 and its unaudited consolidated financial statements (including balance sheet, income statement and statement of cash flows) as of June 30, 2007 and for the six-month period ended June 30, 2007 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by IFRS. The Financial Statements fairly present the financial condition and operating results of the Group Companies as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, none of the Group Companies has any liabilities or obligations of any level whatsoever, whether accrued, absolute, determined, determinable, or contingent or otherwise, other than liabilities incurred in the ordinary course of business.

(ii)	KPMG, who have certified the audited Financial Statements of the Company in 2005 and 2006 and delivered their report with respect thereto, are independent public accountants with respect to the Group Companies in accordance with applicable local accounting rules.

(u)	Absence of Changes. Except as set forth in Section 4(u) of the Disclosure Schedule, none of the Group Companies has, since (i) June 30, 2007 (in the case of clauses (A)-(F) below) or (ii) December 31, 2006 (in the case of clause (G) below), (A) entered into any material transactions, (B) entered into or assumed any material contract, (C) incurred, assumed or acquired any material liability (including contingent liability) or other obligation, (D) acquired or disposed of, or agreed to acquire or dispose of, any business or any other asset material to the Company and its subsidiaries, taken as a whole, (E) cancelled, waived, released or discounted in whole or in part any material debts or claims, (F) taken on or become subject to any material contingent liability, (G) declared, paid or made any dividend or distribution of any kind on any class of capital stock, or (H) entered into a letter of intent or memorandum of understanding (or announced an intention to do so) relating to any matters identified in clauses (A) through (G) above. Since June 30, 2007, there has not been any event or condition of any type that has had or would reasonably be expected to have a Material Adverse Effect.

(v)	Indebtedness.

(i)	All Debt represented by the Notes is being incurred for proper purposes and in good faith. Based on the financial condition of the Company as of the Closing Date after giving effect to the receipt by the Company of the proceeds from the sale of the Securities hereunder, (i) the value of the Group Companies’ assets exceeds the amount that will be required to be paid on or in respect of the Group Companies’ existing debts and other liabilities accrued in accordance with the IFRS as they mature; (ii) the value of the assets of the Group Companies is greater than the amount that will be required to pay the liabilities of the Group Companies accrued in accordance with the IFRS on their respective debt as they become absolute and mature, and (iii) the Group Companies’ assets do not constitute unreasonably small capital to carry on their businesses, taken as a whole, as now conducted, including their aggregate capital needs taking into account the particular capital requirements of the business conducted by the Group Companies; and (iv) the current cash flow of each of the Group Companies, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid.

(ii)	None of the Group Companies intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it or any other Group Companies will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction. None of the Group Companies is, or is reasonably likely to be, in default with respect to any Debt and no waiver of default is currently in effect.

(iii)	None of the Group Companies has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether not owned or hereafter acquired, to be subject to a Lien (other than the Liens imposed by the Documents or Applicable Law). None of the Group Companies is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of any of the Group Companies, any agreement relating thereto or any other agreement (including, but not limited to, its Charter Document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company.

(w)	Material Contracts. All of the contracts and agreements of the Group Companies listed in Schedule 4(w) of the Disclosure Schedule, which are all of the agreements of the Group Companies that (i) have a contractual value exceeding US$500,000 individually or (ii) are otherwise critical to the business or operations of the Group Companies, are in full force and effect and none of the Group Companies is, and to the knowledge of the Company following due inquiry, no counterparty to such contracts or agreements is, in breach or violation of any of the terms and conditions thereof in any material respect.

(x)	No Sale to the U.S. To the knowledge of the Company following due inquiry, none of the Group Companies, their respective Affiliates, or any person acting on its or their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy, sell or offer to sell or otherwise negotiated in respect of any security which is or would be integrated with the sale of the Securities in a manner or under circumstances that would require the registration of the Securities under the Act.

(y)	No Directed Selling Efforts. None of the Group Companies, their respective Subsidiaries, or any person acting on its or their behalf has engaged in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and each of the Company, its Subsidiaries, their respective Affiliates and each person acting on its or their behalf has complied with the offering restrictions requirement of Regulation S.

(z)	No Registration. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 6 hereof, no registration under the Act of the Securities is required for the offer, sale and delivery of the Securities in the manner contemplated herein nor is it necessary to qualify any Indenture under the Trust Indenture Act of 1939.

(aa)	Regulation S. The Company is a “foreign issuer” (within the meaning of Rule 902 under the 1933 Act) that reasonably believes that there is no “substantial U.S. market interest” (as such term is defined in Regulation S under the 1933 Act) with respect to any securities of the same class as the Securities.

(bb)	Labor Matters. None of the Group Companies is bound by or subject to (and none of its material assets or properties is bound by or subject to) any binding contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company following due inquiry, has sought to represent any of the employees, representatives or agents of the Group Companies. There is no strike or other labor dispute involving any of the Group Companies pending or threatened, which would be reasonably expected to have a Material Adverse Effect. There is no employment related charge, complaint, grievance, investigation, unfair labor practice claim or inquiry of any kind, pending or, to the knowledge of the Company following due inquiry, threatened against any of the Group Companies that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.

(cc)	Brokers and Finders. The Company has not engaged any broker, finder, commission agent or other similar person (other than Merrill Lynch Far East Limited and Deutsche Bank AG, Hong Kong Branch) in connection with the transactions contemplated under the Documents, and the Company is not under any obligation to pay any broker’s fee or commission in connection with such transactions (other than commissions or fees to Merrill Lynch Far East Limited and Deutsche Bank AG, Hong Kong Branch), which commissions or fees are the sole liability of, and will be paid by, the Company.

(dd)	Environmental Matters. Except as would not be reasonably expected to have a Material Adverse Effect, the Group Companies (i) are in compliance with any and all Applicable Laws and regulations relating to the protection of the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received and is in compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business, (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, (iv) have no knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use; and (v) have stored no hazardous materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any hazardous materials in a manner contrary to any Environmental Laws.

(ee)	Encumbrances. Except as set forth in Schedule 4(ee) of the Disclosure Schedule, there are no encumbrances, foreign exchange restrictions or contractual restrictions on the ability of any of the Group Companies to pay dividends or make other distributions on such parties’ capital stock or to make loans or advances or pay any indebtedness to, or investments in, any of the Group Companies.

(ff)	Payment of Dividends. All dividends and other distributions that may be declared and payable on the share capital of the Company are not subject to withholding or other taxes under the current laws and regulations of the Cayman Islands and are otherwise free and clear of any other tax, withholding or deduction in the Cayman Islands and may be so paid without the necessity of obtaining any governmental authorization in the Cayman Islands.

(gg)	Winding up; Dissolution. None of the Group Companies has taken any action nor, to the Company’s knowledge following due inquiry, have any steps been taken by any third party or legal, legislative or administrative proceedings been started or, to the Company’s knowledge following due inquiry, threatened to (i) wind up, dissolve, make dormant, or eliminate any of the Group Companies or (ii) to withdraw, revoke or cancel any material approvals to conduct the business of any of the Group Companies, if applicable.

(hh)	Sovereign Immunity. Under the laws of their respective jurisdiction of incorporation and the PRC, none of the Group Companies nor any of their properties, assets or revenues are entitled to any right of immunity on the grounds of sovereignty from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment prior to or in aid of execution of judgment, or from other legal process or proceeding for the giving of any relief or for the enforcement of any judgment.

(ii)	Stamp Duties. No stamp, issue, registration, transfer tax or duty or other similar tax or duty is payable by or on behalf of the Purchaser in the Cayman Islands (other than nominal stamp duty if the Agreement is signed of brought into the Cayman Islands) or any political subdivision or taxing authority thereof or therein in connection with: (A) the issue, offer and delivery by the Company of any of the Securities to or for the respective accounts of such Purchaser; (B) the execution and delivery of the Documents; or (C) the consummation of the transactions contemplated by the Documents.

(jj)	Purchaser Liability. No holders of any of the Notes or Warrants or Warrant Shares will be subject to liability in respect of any liability of the Company by virtue only of the holding of any such Securities.

(kk)	Certificate. Each certificate signed by any officer of any of the Group Companies and delivered pursuant to this Agreement to the Purchaser shall be deemed a representation and warranty by such company (and not individually by such officer) to the Purchaser with respect to the matters covered thereby.

(ll)	Anti-bribery, Anti-corruption and Sanctions.

(i)	Each Group Company and, to the Company’s knowledge following due inquiry, its directors, officers, employees, agents and other persons acting on behalf of such company (“Representatives”) are familiar and have complied with all applicable anti-bribery or anti-corruption laws, including those prohibiting such company and its Representatives from taking corrupt actions in furtherance of an offer, payment, promise to pay or authorization of the payment of anything of value, including, but not limited to, cash, cheques, wire transfers, tangible and intangible gifts, favors, services, and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value to (i) an executive, official, employee or agent of a Governmental Authority; (ii) a director, officer, employee or agent of a wholly or partially government-owned or controlled company or business; (iii) a political party or official thereof, or candidate for political office; or (iv) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) (each a “Government Official”), while knowing or having a reasonable belief that all or some portion will be used for the purpose of (i) influencing any act, decision or failure to act by a Government Official in his official capacity, (ii) inducing a Government Official to use his influence with a government or instrumentality to affect any act or decision of such government or entity; or (iii) securing an improper advantage, in order to obtain, retain or direct business.

(ii)	Each Group Company and, to the Company’s knowledge following due inquiry, its Representatives (i) are and have been acting in compliance with all applicable anti-bribery or anti-corruption laws, including those prohibiting the bribery of Government Officials, and will remain in compliance with all Applicable Laws; (ii) have not authorized, offered, been party to, made any payments or provided anything of value directly or indirectly to any Government Official; and (iii) have not used, committed to have the intention of using the payments received, or to be received, by them from the Investor for any purpose that could constitute a violation of any Applicable Law.

(iii)	None of the Group Companies or its Representatives has (i) ever been found by a Governmental Authority to have violated any criminal or securities laws, (ii) been party to the use of any of the assets of the Company for the establishment of any unlawful or unrecorded fund of monies or other assets or making of any unlawful or undisclosed payment, or (iii) made any false or fictitious entries in the books or records of such company.

(iv)	None of the Representatives of any Group Company are Government Officials.

(v)	None of the Group Companies has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction (excluding any transaction in the ordinary course of business between a customer or potential customer and a hotel operated by a Group Company pursuant to which such customer reserves or stays in a room in such hotel) with a person, in Iran, Myamar, Sudan or Cuba.

(mm)	Related Party Transactions. Except as otherwise disclosed in Schedule 4(mm) of the Disclosure Schedule, no material transactions exists, direct or indirect, between or among any Group Company or its Subsidiaries or any Affiliate of the Group Companies or its subsidiaries, on the one hand, and any former or current director, officer, stockholder of any of them (including his or her spouse, child, sibling, any company or undertaking in which he or she holds any equity interest, or any person related by marriage or consanguinity), on the other hand; provided further that each of the material transactions disclosed in Schedule 4(mm) of the Disclosure Schedule was negotiated in good-faith and on an arm’s-length basis.

(nn)	Investment Company. None of the Group Companies is, and as a result of the offer and sale of the Securities contemplated herein will not be, required to register as an “investment company” under, and as such term is defined in, the U.S. Investment Company Act of 1940, as amended, in connection with or as a result of the offer and sale of the Securities.

(oo)	PFIC. The Company does not expect that the Company or any of the Group Companies will be a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the U.S. Internal Revenue Code, for the current or any future taxable year.

(pp)	Money Laundering Laws. The operations of each of the Group Companies are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Group Companies with respect to the Money Laundering Laws is pending or, to the knowledge of the Company following due inquiry, threatened.

(qq)	Margin Rules. Neither the issuance, sale and delivery of the Securities nor the application of the proceeds thereof by the Company will violate Regulation T, U or X of the Board of Governors of the U.S. Federal Reserve System or any other regulation of such Board of Governors.

(rr)	Other Representations and Warranties Relating to PRC Group Companies.

(i)	The constitutional documents of each of the WFOE and any other Group Companies (excluding the Company and any other non-PRC entities, if any) (collectively, the WFOE and such other Group Companies established under the laws of the PRC are referred to herein as the “PRC Group Companies”) are valid and have been duly approved or registered (as applicable) by competent PRC Governmental Authorities.

(ii)	Except as would not be reasonably expected to have a Material Adverse Effect, all consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of the PRC Group Companies have been duly obtained from the relevant PRC Governmental Authorities and are in full force and effect.

(iii)	Except as would not be reasonably expected to have a Material Adverse Effect, all filings and registrations with the PRC Governmental Authorities required in respect of the Group Companies and its operations including, without limitation, the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and customs authorities (including the local counterparts thereof) have been duly completed in accordance with the relevant PRC rules and regulations.

(iv)	Except as would not be reasonably expected to have a Material Adverse Effect, the PRC Group Companies have complied with all relevant PRC laws and regulations regarding the contribution and payment of its registered share capital, the payment schedule of which has been approved by the relevant PRC Government Authorities. There are no outstanding rights of, or commitments made by the Company or any Subsidiary to sell any equity interest in the WFOE, or by any of the other PRC Group Companies’ shareholders to sell any equity interest in such other PRC Group Companies to a Person other than another Group Company.

(v)	Except as would not be reasonably expected to have a Material Adverse Effect, the PRC Group Companies are not in receipt of any letter or written notice from any relevant PRC Governmental Authority notifying it of revocation of any licenses or qualifications issued to it or any subsidy granted to it by any PRC Governmental Authority for non-compliance with the terms thereof or with applicable PRC laws, or the need for compliance or remedial actions in respect of the activities carried out by such PRC Group Company.

(vi)	Except as would not be reasonably expected to have a Material Adverse Effect, the PRC Group Companies have conducted its business activities within the permitted scope of business or has otherwise operated its business in compliance with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC Governmental Authorities.

(vii)	Except as would not be reasonably expected to have a Material Adverse Effect, as to licenses, approvals and government grants and concessions requisite for the conduct of the PRC Group Companies’ business which are subject to periodic renewal, the Company has no knowledge of any grounds on which such requisite renewals will not be granted by the relevant PRC Governmental Authorities.

(viii)	Except as would not be reasonably expected to have a Material Adverse Effect, with regard to employment and staff or labor, the PRC Group Companies have complied with all applicable PRC laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

(ix)	The assets of the PRC Group Companies constitute all of the assets used or held for use by the PRC Group Companies in the operation of the non-luxury hotel business and hotel services business, and the Company, through its ownership of the WFOE and the PRC Group Companies, beneficially owns and controls 100% of the assets used or held for use by the PRC Group Companies in the operation of the non-luxury hotel business and hotel services business.

(ss)	Full Disclosure. To the Company’s knowledge following due inquiry, the Group Companies have provided the Purchaser with all information that is, or would reasonably expected to be, material to investment in the Securities, including (i) the Financial Statements and the relevant operations data from June 30, 2007 supporting the Financial Statements attached to the Disclosure Schedule as Annex III thereto, (ii) the Applicable Agreements, and (iii) all other written materials and documents expressly set forth in the Disclosure Schedule (collectively, items (i)-(iii) are referred to herein as the “Disclosure Documents”). The representations and warranties contained in this Agreement and all Disclosure Documents furnished by or on behalf of the Company to the Purchaser regarding any of the Group Companies, their respective businesses and the transactions contemplated under the Documents, including the Disclosure Schedule to this Agreement, are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that the Purchaser does not make any representations or warranties with respect to the transactions contemplated hereby, other than those specifically set forth in Section 6 hereof.

5. Covenants of the Group Companies. Each of the Group Companies, jointly and severally, hereby agrees:

(a)	To (i) advise the Purchaser promptly after obtaining knowledge (and, if requested by the Purchaser, confirm such advice in writing) of the issuance by any applicable securities commission of any stop order suspending the qualification or exemption from qualification of the Securities for offer or sale in any jurisdiction, or the initiation of any proceeding for such purpose by any applicable securities commission or other regulatory authority, (ii) use its best efforts to prevent the issuance of any stop order or order suspending the qualification or exemption from qualification of the Securities under any applicable securities or Blue Sky laws, and (iii) if at any time any applicable securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Securities under any such laws, use its best efforts to obtain the withdrawal or lifting of such order at the earliest possible time.

(b)	Whether or not any of the transactions contemplated under the Documents are consummated or this Agreement is terminated, to pay, in accordance with the applicable terms and conditions in connection with such payments, (i) all costs, expenses, fees and taxes incident to and in connection with: (A) the printing, processing and distribution (including, without limitation, word processing and duplication costs) and delivery of, each of the Documents by, or for the benefit of, the Company, and (B) the preparation, issuance and delivery of the Securities, (ii) all fees and expenses of the PRC, US, Cayman Islands and other counsel, accountants and any other experts or advisors retained by the Group Companies, (iii) all expenses in connection with qualifying the Securities for settlement in the Clearing Facilities, (iv) all fees and expenses (including fees and expenses of counsel) of the Company in connection with approval of the Securities for “book-entry” transfer, (v) all fees and expenses (including any filing, regulatory and registration fees) relating to the perfection of Liens, and (vi) all fees and expenses (including fees and expenses of counsel) of the Trustee, the Calculation Agent, the Warrant Agent, and the Collateral Agents.

(c)	To do and perform all things and comply with all covenants and agreements required to be done and performed or complied with under the Documents prior to and after the Closing Date.

(d)	Prior to making any public disclosure or filings as may be required by Applicable Law with respect to this Agreement and the transactions contemplated hereby, (i) to provide the Purchaser with the reasonable opportunity to review and comment on such public disclosure documents and consider in good faith any comments received by the Purchaser, and (ii) if any such required public disclosure or filing expressly references the Purchaser or its Affiliates, to obtain the prior consent of the Purchaser (which consent shall not be unreasonably withheld or delayed) prior to the making of any such public disclosure.

(e)	Subject to the requirements of Applicable Laws and for so long as the Purchaser owns any of the Securities, the Company will furnish copies of (i) all reports and other communications (financial or otherwise) and all written certifications required to be furnished by the Company (A) to the Trustee under the Indenture or (B) to the Warrant Agent under the Warrant Agreement, and (ii) subject to, and in accordance with, the terms of the Information Rights and Inspection Agreement, substantially in the form attached hereto as Exhibit H, such other information as may be reasonably requested by the Purchaser.

(f)	During the two-year period after the Closing Date (or such shorter period as may be provided for in Rule 144(k) under the Act, as the same may be in effect from time to time), not to, and not to permit any current or future Subsidiaries of the Company or any other affiliates (as defined in Rule 144(a) under the Act) controlled by the Company to, resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by the Company, any current or future Subsidiaries of the Company or any other affiliates (as defined in Rule 144(a) under the Act) of the Company, except pursuant to an effective registration statement under the Act.

(g)	To pay (i) all applicable securities transaction taxes (other than any levy or trading fee on brokerage payable in relation to the listing of such Warrant Shares), (ii) all applicable registration fees and stamp duties, and (iii) all applicable withholding taxes which may be imposed by any applicable Governmental Authorities in the Cayman Islands or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Securities or the sale thereof to the Purchaser.

(h)

The Company shall make commercially reasonable efforts not to become, and to cause each of the Group Companies not to become, a PFIC for the current and any future taxable year. The Company shall promptly determine whether, as of the close of each of their respective current and future taxable years, the Company and each of the Group Companies are PFICs. If the Company determines that the Company or a Group Company was a PFIC for such taxable year (or if a Governmental Authority informs the Company that it has so determined), the Company shall promptly inform the Purchaser of such determination and shall provide or cause to be provided such information as the Purchaser may reasonably request in writing so as to enable the Purchaser to treat the Company or the applicable Group Company as a “qualified electing fund” (“QEF”) within the meaning of section 1295 of the Code. For the avoidance of doubt, if the Company determines that the Company or any Group Company was a PFIC in any taxable year, the Company shall be deemed to have discharged its obligations to promptly inform the Purchaser of such determination by providing a PFIC Annual Information Statement for such Company or Group Company within sixty (60) of the close of the relevant company’s taxable year. The Company and the Purchaser understand that the information necessary to treat the Company or a relevant Group Company as a QEF would generally be furnished through a “PFIC Annual Information Statement” substantially in the form of Exhibit I attached to this Agreement, or otherwise as applicable U.S. Internal Revenue Service administrative guidance may require.

(i)	The Company agrees that it will not register any transfer of the Securities that it believes in good faith to be not (i) made in accordance with the provisions of Regulation S under the Act, (ii) made pursuant to registration under the Act, or (iii) made pursuant to an available exemption under the Act.

(j)	The Company shall, as soon as reasonably practicable, use its commercially reasonable efforts to (i) obtain approvals from, and complete filing procedures with, relevant Governmental Authorities in order (x) to create valid and enforceable security interests over all of the equity interests of the WFOE, (y) to enter into the WFOE Shareholder Loan Agreement in connection with any shareholder loan(s) to be entered into between the Company and the WFOE, and (z) to create valid and enforceable security interests over the “Collateral” as defined in the Note Pledge Agreement, including the approval from the State Administration for Foreign Exchange and its local branches and the registration with the Shenzhen Industrial and Commercial Administration Bureau, as applicable, and (ii) procure a sponsor, in accordance with the terms and conditions of the Onshore Share Pledge Agreement or the Note Pledge Agreement, as the case may be, to act on behalf of the Company in making the foregoing filings and completing such procedures which sponsor shall act at the instruction of the Trustee. If the PRC Governmental Authorities require any amendments, modifications or changes to the Onshore Share Pledge Agreement, the WFOE Shareholder Loan Agreement or the Note Pledge Agreement, as the case may be, as a condition to their approval of such agreements, then the Company shall use its reasonable best efforts to ensure such amendments, modifications or changes to such agreements, as the case may be, would not amend the substance of each agreement (as applicable) through explanation and negotiation with the competent officers at the PRC Governmental Authorities while being able to obtain such approvals from the relevant Governmental Authorities.

(k)	The Company shall, contemporaneously with Closing, make an entry in its Register of Mortgages and Charges and other Encumbrances in respect of the applicable Security Documents in order to comply the legal requirements set forth in Section 54 of the Companies Law (2007 Revision) of the Cayman Islands and deliver to the Security Agent a certified copy thereof.

(l)	The Company will use the Proceeds solely for the purposes set forth in Section 4.22 of the Indenture (collectively, the “Permitted Use of Proceeds”).

(m)	In addition, the Company will establish an escrow account in Hong Kong (the “Offshore Escrow Account”) with DB Trustees (Hong Kong) Limited to retain the available Proceeds (excluding such Proceeds intended to be disbursed for the Permitted Use of Proceeds on the Closing Date) in accordance with the Offshore Escrow Agreement. The Company shall ensure that any future release of funds from the Offshore Escrow Account shall be subject, in all cases, to the terms and conditions of the Offshore Escrow Agreement.

(n)	The Company (i) shall at all times keep authorized for issuance and delivery such number of Warrant Shares issuable upon exercise of any Warrant and (ii) shall, from time to time, take all necessary steps to increase its authorized share capital to provide a sufficient number of unissued Warrant Shares for issuance upon exercise of the Warrants.

(o)	In connection with the exercise of the Warrants, neither the Company nor any Person acting on its behalf will take any action which would result in the Warrant Shares being issued by the Company other than to the then existing holders of the Warrants exclusively, in each case where no commission or other remuneration is paid or given directly or indirectly for soliciting the exchange in compliance with Section 3(a)(9) of the Act.

(p)	Each of the Group Companies undertakes that it will conduct its respective business in compliance with all Applicable Laws, including, but not limited to, those relating to anti-corruption, anti-bribery, money laundering and sanctions referred to in Sections 4(ll) and 4(pp) above.

(q)	As long as the Warrant Shares are “restricted securities” as defined in Rule 144(a)(3), if the Company is not required to file reports pursuant to the U.S. Exchange Act of 1934, as amended, it will prepare and make publicly available in accordance with Rule 144(c) (and, if the Purchaser owns any Warrant Shares, furnish to the Purchaser) such information as is required to sell such Warrant Shares under Rule 144. The Company further covenants that it will take such further action as any holder of the Warrant Shares may reasonably request, to the extent required from time to time to enable such person to sell such Warrant Shares, as applicable, without registration under the Securities Act within the requirements of the exemption provided by Rule 144.

(r)	The Company and the Purchaser shall consult with each other in issuing any press releases or making any other public statement with respect to the transactions contemplated hereby and neither the Company nor the Purchaser shall issue any such press release or otherwise make any such public statement (i) without the prior consent of the Company, with respect to any press release of the Purchaser, or (ii) without the prior consent of the Purchaser, with respect to any press release of the Company, in either case of (i) and (ii), which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly or otherwise disclose the name of the Purchaser, or include the name of the Purchaser in any filing with the United States Securities and Exchange Commission (the “Commission”) or any regulatory agency or any securities exchange or trading market (a “Trading Market”), without the prior written consent of the Purchaser, which consent may be withheld in its sole discretion, except (x) as required by federal securities law in connection with the filing of the Documents (including signature pages thereto) with the Commission or similar authority in a jurisdiction under which laws the Company is subject, (y) to the extent such disclosure is required by law or any Trading Market regulations, in which case the Company shall provide the Purchaser with reasonable prior notice of such disclosure permitted hereunder, and (z) in connection with an initial public offering of the securities of the Company on an internationally recognized stock exchange.

(s)	Each of the Group Companies covenants to take any and all actions, including the filing of any and all documents, that may be necessary to appoint Law Debenture Corporate Services Inc., 400 Madison Avenue, Suite 4D, New York, NY 10017, Facsimile No. +1 212 750 1361, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon the Indenture, the Warrant Agreement or the Registration Rights Agreement and to continue the appointment in full force and effect for so long as the Purchaser holds any Notes or Warrants.

(t)	To qualify the Securities for offer and sale under the applicable securities laws of such jurisdictions as the Purchaser and Other Purchasers shall reasonably request and will continue such qualifications in effect so long as required for the offering and resale of the Securities; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(u)	To promptly notify the Purchaser in writing if (i) any of the Representatives of a Group Company becomes, or intends to become, a Government Official, or (ii) any Group Company intends to conduct or agrees to conduct any business or intends to enter into any transaction with any person, in Iran, Myanmar, Sudan or Cuba (excluding any transaction in the ordinary course of business between a customer or potential customer and a hotel operated by a Group Company pursuant to which such customer reserves or stays in a room in such hotel).

(v)	Each of the Group Companies will procure that neither “Guangzhou 7 Days Hotel Management Co., Ltd.” nor “Guangzhou 7 Days Inn Co., Ltd.” shall open any new hotels (other than such hotels listed on Schedule 5(v) for which such entities have previously entered into binding contracts as at the date of this Agreement) unless and until all material Permits necessary for the conduct of their respective businesses shall have been obtained and no Proceedings in respect of their activities shall be pending or threatened. Each of the Group Companies will procure that “Wuxi Shenglong” shall not open any new hotels until (i) the requisite approval of the relevant Governmental Authority for the proposed equity transfer of such entity has been obtained and (ii) the equity interests of such entity have been validly transferred to the WFOE pursuant to such approval.

(w)	None of the Group Companies, their respective Affiliates, or any person acting on its or their behalf (other than the Purchaser, its Affiliates or persons acting on its behalf, as to whom the Company makes no representation) will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and each of the Company, its Subsidiaries, their respective Affiliates and each person acting on its or their behalf will comply with the offering restrictions requirement of Regulation S.

6. Purchaser’s Representations, Warranties and Agreements.

The Purchaser represents and warrants to the Company that the following representations and warranties are true and correct and will on the Closing Date to be true and correct:

(a)	The Purchaser has the requisite legal and corporate or partnership power and authority, as the case may be, to execute and deliver this Agreement and each other Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereunder and thereunder. The execution and delivery by the Purchaser of this Agreement and each other Document to which it is a party, and the performance of the Purchaser’s obligations hereunder and thereunder, have been duly authorized by all requisite corporate or partnership action, and this Agreement and each other Document to which the Purchaser is a party have been duly executed and delivered by the Purchaser and constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except to the Enforcement Exceptions.

(b)	The Purchaser understands that the purchase of the Securities involves substantial risk and that its financial condition and investments are such that it is in a financial position to hold the Units for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of its investment in, the Securities. In addition, the Purchaser confirms that it has experience in financial and business matters, investments, securities and private placements and the capability to evaluate the merits and risks of the transactions contemplated by this Agreement.

(c)	No consent, approval or action of, filing with or notice to any other Person or Governmental Authority on the part of the Purchaser is required in connection with the execution, delivery and performance of this Agreement and any other Document to which it is a party.

(d)	The Purchaser has not engaged any broker, finder, commission agent or other similar person in connection with the transactions contemplated under the Documents that could give rise to any claim by any Person against the Company for a finder’s fee, brokerage commission or similar payment (excluding the commissions and fees payable to Merrill Lynch Far East Limited and Deutsche Bank AG, Hong Kong Branch, which commissions or fees are the sole liability of, and will be paid by, the Company).

(e)	The Purchaser is not a “U.S. Person” (as defined in Rule 902 of Regulation S under the Act) and is not acquiring the securities for the account or benefit of any U.S. Person, such Purchaser (i) has not and agrees not to solicit offers to buy, offer for resell or sell any of the Securities or any beneficial interest therein except in accordance with the provisions of Regulation S under the Act, pursuant to registration under the Act, or pursuant to an available exemption from registration, (ii) agrees that any certificates representing the Securities issued to the Purchaser shall contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an available exemption from registration, (iii) agrees that the Company is hereby required to refuse to register any transfer of any securities issued to the Purchaser not made in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration, and (iv) on the Closing Date, the Purchaser or persons acting on the Purchaser’s behalf in connection therewith, will be located outside the United States.

(f)	The Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Units and the business, management, properties, prospects and financial condition of the Group Companies.

(g)	The Purchaser acknowledges that the Securities are “restricted securities” as defined in Rule 144 under the Act and subject to resale restrictions during the period set forth in Rule 144. The Purchaser further understands that no public market now exists for any of the Securities issued by the Company and the Company has given no assurances that a public market will ever exist for the Company’s Securities.

7. Conditions to Purchase Securities at Closing. (i) The Purchaser’s obligation to purchase the Securities under this Agreement is subject to the satisfaction or waiver of each of the following conditions:

(a)	All the representations and warranties of each of the Group Companies contained in this Agreement and in each of the Documents shall have been true and correct as of the date hereof and shall be true and correct at the Closing Date. On or prior to the Closing Date, the Group Companies and each other party to the Documents (other than the Purchaser) shall have performed or complied with all of the agreements and satisfied all conditions on their respective parts to be performed, complied with or satisfied pursuant to the Documents to the satisfaction of the Purchaser.

(b)	No injunction, restraining order or order of any nature by a Governmental Authority shall have been issued as of the Closing Date that could prevent or materially interfere with the consummation of the transactions contemplated under the Documents; and no stop order suspending the qualification or exemption from qualification of any of the Securities in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or, to the knowledge of the Company following due inquiry, be pending or threatened as of the Closing Date.

(c)	No action shall have been taken and no Applicable Law shall have been enacted, adopted or issued that could, as of the Closing Date, reasonably be expected to prevent the consummation of the transactions contemplated under the Documents. No Proceeding shall be pending or, to the knowledge of the Company following due inquiry, threatened other than Proceedings that (A) are disclosed in the Disclosure Schedule, or (B) could not be reasonably expected to have a Material Adverse Effect.

(d)	The Company shall have obtained any and all approvals, consents and waivers necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to, all authorizations, approvals or consents of any Governmental Authority.

(e)	The Purchaser shall have received on the Closing Date:

(i)	certificates dated the Closing Date, signed by the Chief Executive Officer and the Chief Financial Officer of the Company, on behalf of each of the Group Companies, to the effect that (a) the representations and warranties set forth in Section 4 hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Date, (b) such Group Company has complied with all Documents in all material respects and satisfied all conditions set forth in such Documents on its part to be performed or satisfied hereunder (to the extent it is a party to such Documents) at or prior to the Closing Date, unless otherwise waived pursuant to the terms thereof, (c) at the Closing Date, since the date hereof or June 30, 2007, no event or events have occurred, nor does any condition exist that has or could, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (d) since June 30, 2007, none of the Group Companies has incurred any liabilities or obligations, direct or contingent, not in the ordinary course of business, or that are material to the business, condition (financial or otherwise), results of operations, prospects or regulatory status of the Group Companies, taken as a whole, and there has not been any change in the capital stock or long-term indebtedness of any of the Group Companies that is material to the business, condition (financial or otherwise) or results of operations, prospects or regulatory status of the Group Companies, taken as a whole, and (e) the sale of any of the Securities has not been enjoined (temporarily or permanently);

(ii)	certificates dated the Closing Date, executed by the Secretary or authorized officer of each of the Group Companies, certifying such matters as set forth in Exhibit J;

(iii)	the opinion of O’Melveny & Myers LLP, US and Hong Kong counsel to the Company, dated the Closing Date, in the form attached hereto as Exhibit K-1; and

(iv)	the opinion of Maples & Calder, Cayman counsel to the Company, dated the Closing Date, in the form attached hereto as Exhibit K-2; and

(v)	the opinion of Jun He Law Offices, PRC counsel to the Company, dated the Closing Date, in the form attached hereto as Exhibit K-3.

(f)	Each of the Documents shall have been duly executed and delivered by all parties thereto to the satisfaction of the Purchaser, and the Purchaser shall have received a fully executed original (or clearly legible facsimile copy) of each Document.

(g)	The Purchaser shall have received all opinions, certificates, letters and other documents delivered under or in connection with the transactions contemplated in other Documents that are expressly required to be delivered at or prior to the Closing Date.

(h)	None of the Group Companies who are parties to any of the Documents shall be in breach or default under their respective obligations thereunder.

(i)	The Reserve Account Collateral Agent shall have received on the Closing Date any appropriately completed copies, which have been duly authorized for filing by the appropriate Person, of any instruments as may be necessary or desirable to perfect the security interests of the Reserve Account Collateral Agent pursuant to the Indenture.

(j)	The Offshore Collateral Agent shall have received on the Closing Date:

(i)	the certificate representing the Charged Property (as defined in the Offshore Share Charge Agreement), accompanied by undated stock powers duly executed in blank by the chargor pursuant to the Offshore Share Charge Agreement;

(ii)	any appropriately completed copies, which have been duly authorized for filing by the appropriate Person, of any instruments as may be necessary or desirable to perfect the security interests of the Offshore Collateral Agent pursuant to the Indenture;

(iii)	a copy of the Company’s register of charges and mortgages, dated a date reasonably near to the Closing Date, listing all security interests and charges and other documents which name the Company as the debtor, together with copies of such documents (none of which shall cover any collateral described in the Indenture);

(iv)	such other approvals, opinions or documents required to be delivered to the Offshore Collateral Agent pursuant to, and in accordance with, the applicable Security Documents; and

(v)	the Offshore Collateral Agent shall be satisfied that (i) the Lien granted to the Offshore Collateral Agent, for the benefit of the “Secured Parties” (as defined in the Security Documents) in the collateral described above is a first-priority Lien in favor of the holders of Notes in the case of previously unencumbered property identified on Schedule 4(k); and (ii) no Lien exists on any of the collateral described above other than the Lien created in favor of the Offshore Collateral Agent, for the benefit of the Secured Parties, pursuant to the Indenture and the Offshore Share Pledge Agreement.

(k)	Each of Mr. HE Boquan and Mr. ZHENG Nanyan shall have entered into the Non-Competition Agreement in the form attached hereto as Exhibit L.

(l)	The Company shall have entered into the Information Rights and Inspection Agreement with the Purchaser.

(m)	The respective Boards of Directors and, to the extent legally required, the respective shareholders of the Group Companies shall have approved and authorized by all necessary corporate action (i) the execution and delivery of the Documents, (ii) all actions to be performed or satisfied under the Documents (including, without limitation, the reserve for issuance of the Warrant Shares issuable upon exercise of the Warrants), (iii) the consummation of the transactions contemplated by the Documents, (iv) the pricing terms of the Securities and (v) all other actions necessary in connection with the transactions contemplated by the Documents and the offering of the Securities and shall have provided the Purchaser with a copy of such authorizations.

(n)	The Purchaser shall have received evidence that the Authorized Agent has accepted the appointments contemplated by Section 5(s) by each of the Group Companies.

(ii)	The Company’s obligation to issue the Securities under this Agreement is subject to the satisfaction or waiver of each of the following conditions:

(a) No injunction, restraining order or order of any nature by a Governmental Authority shall have been issued as of the Closing Date that could prevent or materially interfere with the consummation of the transactions contemplated under the Documents; and no stop order suspending the qualification or exemption from qualification of any of the Securities in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or, to the knowledge of the Company following due inquiry, be pending or threatened as of the Closing Date.

(b) The Purchaser shall have entered into a letter agreement substantially in the form attached hereto as Exhibit M.

8. Indemnification.

(a)	Following the Closing Date, subject to other subsections of this Section 8, each of the Group Companies, jointly and severally, agrees to indemnify and hold harmless the Purchaser, each of its affiliates (including any person who controls the Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act) and their respective officers, directors, partners, shareholders, counsel, employees and agents (the Purchaser and each such other person being referred to as an “Indemnified Person”), to the fullest extent lawful, from and against any losses, claims, damages, liabilities and reasonable expenses (or actions in respect thereof), as incurred, related to or arising out of or in connection with:

(i)	actions taken or omitted to be taken by any of the Group Companies or their respective affiliates, officers, directors, employees or agents in breach or violation of their respective representations, warranties, covenants and agreements set forth in this Agreement or any of the other Documents;

(ii)	any breach by any of the Group Companies of their respective representations, warranties, covenants and agreements set forth in this Agreement or in any of the other Documents;

(iii)	any untrue statement or alleged untrue statement of a material fact, or the omission or alleged omission to state in the Disclosure Schedule, a material fact required to be stated therein, or necessary to make the statements therein in light of the circumstances under which they were made, not misleading.

and, subject to the provisions hereof, will reimburse the Indemnified Persons for all reasonable expenses (including, without limitation, fees and expenses of counsel) as they are incurred in connection with investigating, preparing, defending or settling any such action or claim, whether or not in connection with litigation in which any Indemnified Person is a named party. If any of the Indemnified Persons’ personnel appears as witnesses, are deposed or are otherwise involved in the defense of any action against an Indemnified Person, any of the Group Companies or their respective officers or directors, the Group Companies will reimburse the Purchaser for all reasonable expenses incurred by the Purchaser by reason of any of the Indemnified Persons being involved in any such action; provided, however, any of the Group Companies shall not be liable for indemnification hereunder with regard to any fraud, grossly negligent act or omission or willful misconduct by the Purchaser or any other Indemnified Person which is the sole cause of, and results in the unavailability to the Company (or any of its affiliates) or to the offering of the Securities of the exemption from the registration requirements of the Act provided by Regulation S thereunder. This indemnity will be in addition to any liability that any of the Group Companies may otherwise have to the Indemnified Persons.

(b)

As promptly as reasonably practical after receipt by an Indemnified Person under this Section 8 of notice of the commencement of any action for which such Indemnified Person is entitled to indemnification under this Section 8, such Indemnified Person will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party of the commencement thereof in writing; but the omission to so notify the indemnifying party (i) will not relieve such indemnifying party from any liability under paragraph (a) above unless and only to the extent it is materially prejudiced as a result thereof and (ii) will not, in any event, relieve the indemnifying party from any obligations to any Indemnified Person other than the indemnification obligation provided in paragraph (a) above. In case any such action is brought against any Indemnified Person, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate (but not the right to direct) therein with counsel satisfactory to such Indemnified Person (who shall not, except with the written consent of such Indemnified Person, be counsel to the indemnifying party) at the expense of the indemnifying party; provided, however, that if (i) the use of counsel chosen by the indemnifying party to represent the Indemnified Person would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or are targets of, any such action include both the Indemnified Person and the indemnifying party, and the Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to it and/or any other Indemnified Person that are different from or additional to those available to the indemnifying party, or (iii) the indemnifying party shall not have employed counsel satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of the institution of such action, then, in each such case, the indemnifying party shall not have the right to direct the defense of such action on behalf of such Indemnified Person or Persons and such Indemnified Person or Persons shall have the right to select separate counsel (including an additional local counsel) to defend such action on behalf of such Indemnified Person or Persons at the expense of the indemnifying party. After notice from the indemnifying party to such Indemnified Person of its election so to assume the defense thereof and approval by such Indemnified Person of counsel appointed to defend such action, the indemnifying party will not be liable to such Indemnified Person under this Section 8 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such Indemnified Person in connection with the defense thereof, unless (i) the Indemnified Person shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, representing the Indemnified Persons who are parties to such action or actions) or (ii) the indemnifying party has authorized in writing the employment of counsel for the Indemnified Person at the expense of the indemnifying party. After such notice from the indemnifying party to such Indemnified Person, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such Indemnified Person without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed).

(c)	No indemnifying party shall, without the prior written consent of any Indemnified Person, effect any settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action, claim, suit or proceeding in respect of which the Indemnified Person is or could have been a party, or indemnity could have been sought hereunder by any Indemnified Person (whether or not the Indemnified Person is an actual or potential party to such action or claim), unless such settlement (A) includes an unconditional express written release of any Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person, from all losses, claims, damages or liabilities arising out of such action, claim, suit or proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of such Indemnified Person. If a claim or action is settled, or if there be a final judgment for the plaintiff with respect to any such claim or action, each indemnifying party jointly and severally agrees, subject to the exceptions and limitations set forth above, to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages or liabilities (and legal and other expenses as set forth above) incurred by reason of such settlement or judgment.

(d)

To provide for just and equitable contribution to joint liability in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 8 provides for indemnification in such case, or (ii) contribution may be required on the part of any party hereto for which indemnification is provided under this Section 8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations; provided, however, that, in any such case, no Indemnified Person will be required to contribute any amount in excess of the price paid by such Indemnified Person (or its Affiliate) for the Securities.

(e)	The indemnity and expense reimbursement obligations set forth herein (i) shall be in addition to any liability any of the Group Companies may have to any Indemnified Person at common law or otherwise, (ii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Purchaser or any other Indemnified Person and (iii) shall be binding on any successor or assignee of any of the Group Companies and successors or assignees of any of the Group Companies’ business and assets.

(f)	If any of the Group Companies enters into any agreement or arrangement with respect to, or effects, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities, such Group Company shall provide for the assumption of their obligations under this Agreement by another party reasonably satisfactory to the Purchaser.

9. Termination.

(a)	This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time before the Closing Date, by mutual written agreement of the Company and the Purchaser.

(b)	The Purchaser may terminate this Agreement at any time prior to the Closing by written notice to the Company if any of the following has occurred:

(i)	since the date hereof, any Material Adverse Effect or development involving or reasonably expected to result in a prospective Material Adverse Effect that could, in the Purchaser’s reasonable judgment, be expected to make it impracticable to proceed with the purchase of the Securities on the terms and in the manner contemplated in this Agreement and the Indenture;

(ii)	the failure of any of the Group Companies to satisfy any of the conditions contained in Section 7(i) hereof on or prior to September 30, 2007;

(iii)	any outbreak or escalation of hostilities or other national or international calamity or crisis, including acts of terrorism, or material adverse change or disruption in economic conditions in, or in the financial markets of, the United States, the European Union, PRC or Hong Kong (it being understood that any such change or disruption shall be relative to such conditions and markets as in effect on the date hereof), if the effect of such outbreak, escalation, calamity, crisis, act or material adverse change in the economic conditions in, or in the financial markets of, the United States, the European Union or Hong Kong could be expected to make it, in the Purchaser’s sole judgment, impracticable to proceed with the consummation of the transactions on the terms and in the manner contemplated in this Agreement or the Indenture;

(iv)	the enactment, publication, decree or other promulgation after the date hereof of any Applicable Law that has or could be reasonably expected to have a Material Adverse Effect; or

(v)	the declaration of a banking moratorium by any federal or New York state Governmental Authority; or the taking of any action by any Governmental Authority after the date hereof in respect of its monetary or fiscal affairs that has or could reasonably be expected to have a material adverse effect on the financial markets in the United States, European Union, Hong Kong or elsewhere.

(c)	If this Agreement is validly terminated pursuant to paragraph (a) or (b) below, this Agreement shall forthwith become null and void, and there shall be no liability or obligation on the part of the Company or the Purchaser (or any of its respective officers, directors, employees, agents or other representatives or affiliates) under this Agreement or in connection with the transactions contemplated hereby, except that (i) such termination shall not relieve any breaching party from liability hereunder from willful breach of any representation or warranty contained herein or any breach of any covenant or agreement contained herein, and (ii) notwithstanding such termination, the Company shall be responsible for the fees and expenses in accordance with Section 5(b) hereof.

10. Survival of Representations and Indemnities. The representations and warranties, covenants, indemnities and contribution and expense reimbursement provisions and other agreements of any of the Group Companies and the Purchaser set forth in this Agreement shall remain operative and in full force and effect, and will survive regardless of (i) any investigation, or statement as to the results thereof, made by or on behalf of the Purchaser, any of the Group Companies, and (ii) acceptance of the Securities, and payment for them hereunder; provided, however, that notwithstanding the foregoing, the representations and warranties of any of the Group Companies and the Purchaser will survive until the second anniversary of the Closing Date.

11. Substitution of Purchaser. The Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Units, by written notice to the Company, which notice shall be signed by the Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6 hereof. Upon receipt of such notice, wherever the word “Purchaser” is used in this Agreement (other than in this Section 11), such word shall be deemed to refer to such Affiliate in lieu of the original purchaser. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to the original purchaser all of the Securities then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “Purchaser” is used in this Agreement (other than in this Section 11), such word shall no longer be deemed to refer to such Affiliate, but shall refer to the original purchaser, and the original purchaser shall have all the rights of an original holder of the Units under this Agreement.

12. Miscellaneous.

(a)	Notices given pursuant to any provision of this Agreement shall be addressed as follows:

(i)	if to the Company and/or the other Group Companies, to:

c/o 7 Days Group Holdings Limited

10/F, 705 Guangzhou Da Dao Nan Road,

Guangzhou 510290

P.R. China

Fax: (+86 20) 8922 5507

Attention: Mr. Zheng Nanyan, with a copy to:

O’Melveny & Myers LLP

37/F, Tower 1, Plaza 66

1266 Nanjing Road West, Shanghai, People’s Republic of China,

Fax: +86 21 2307 7300

Attention: Portia Ku, Esq.

if to the Purchaser, to the address as indicated in Schedule I, with a copy to:

Weil, Gotshal & Manges LLP

38/F, Tower 2, Plaza 66

1366 Nanjing Road West, Shanghai, People’s Republic of China,

Fax: +86 21 6288 3866

Attention: David Meredith, Esq.

(b)	This Agreement has been and is made solely for the benefit of and shall be binding upon each of the Group Companies and the Purchaser and, to the extent provided in Section 8 hereof, the affiliates and their respective agents, employees, officers, directors, partners, counsel, and shareholders expressly referred to in Section 8, and their respective heirs, executors, administrators, successors and assigns, all as and to the extent provided in this Agreement, and no other person shall acquire or have any right under or by virtue of this Agreement; provided, however, that Merrill Lynch Far East Limited may rely on the representations and warranties herein contained as an intended third-party beneficiary thereof.

(c)	THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(d)	All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed as follows: one arbitrator shall be appointed by the Purchaser, one arbitrator shall be appointed by the Company, and the third arbitrator shall be appointed jointly by the two arbitrators appointed by the parties. The place of arbitration shall be in Hong Kong. The arbitration shall be conducted in English. The arbitration awards shall be final and binding upon the parties.

(e)	No failure to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(f)	This Agreement may be signed in various counterparts which together shall constitute one and the same instrument.

(g)	The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of any provision of this Agreement.

(h)	If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, in each case, to the extent permitted by Applicable Law, and the parties hereto shall use their reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable, to the extent permitted by Applicable Law.

(i)	This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given; provided that the same are in writing and signed by all of the signatories hereto.

Please confirm that the foregoing correctly sets forth the agreement among the Group Companies and the Purchaser.

Very truly yours,

GROUP COMPANIES

7 DAYS GROUP HOLDINGS LIMITED

By:	/s/ Zheng Nanyan
	Name:	Zheng Nanyan
	Title:	CEO

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

GROUP COMPANIES (continued):

7 DAYS INN (SHENZHEN) CO., LTD.

By:	/s/ Zheng Nanyan
	Name:	Zheng Nanyan
	Title:	CEO

GUANGZHOU 7 DAYS HOTEL MANAGEMENT CO., LTD.

By:	/s/ Zheng Nanyan
	Name:	Zheng Nanyan
	Title:	CEO

GUANGZHOU 7 DAYS INN CO., LTD.

By:	/s/ Zheng Nanyan
	Name:	Zheng Nanyan
	Title:	CEO

WUHAN 7 DAYS INN HOTEL MANAGEMENT CO., LTD.

By:	/s/ Zheng Nanyan
	Name:	Zheng Nanyan
	Title:	CEO

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

GROUP COMPANIES (continued):

7 DAYS INN HOTEL MANAGEMENT (BEIJING) CO., LTD.

By:	/s/ Zheng Nanyan
	Name:	Zheng Nanyan
	Title:	CEO

CHENGDU 7 DAYS HOTEL MANAGEMENT CO., LTD.

By:	/s/ Zheng Nanyan
	Name:	Zheng Nanyan
	Title:	CEO

SHENZHEN 7 DAYS BAODA HOTEL MANAGEMENT CO., LTD.

By:	/s/ Zheng Nanyan
	Name:	Zheng Nanyan
	Title:	CEO

SHANGHAI QIJIA HOTEL MANAGEMENT CO., LTD.

By:	/s/ Zheng Nanyan
	Name:	Zheng Nanyan
	Title:	CEO

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

GROUP COMPANIES (continued):

NANJING 7 DAYS SABO HOTEL MANAGEMENT CO., LTD.

By:	/s/ Zheng Nanyan
	Name:	Zheng Nanyan
	Title:	CEO

NANJING 7 DAYS SUNSHINE HOTEL MANAGEMENT CO., LTD.

By:	/s/ Zheng Nanyan
	Name:	Zheng Nanyan
	Title:	CEO

BEIJING 7 DAYS IMPRESSION HOTEL MANAGEMENT CO., LTD.

By:	/s/ Zheng Nanyan
	Name:	Zheng Nanyan
	Title:	CEO

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

Accepted and Agreed to:

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Christopher Dunn
	Name:	Christopher Dunn
	Title:	Authorized Signatory

By:	/s/ Paul Richardson
	Name:	Paul Richardson
	Title:	Authorized Signatory

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

Schedule I.    Purchasers Name, Address and Amounts to be Purchased

Schedule II.    Group Companies

Exhibit A.    Form of Indenture

Exhibit B.    Form of Warrant Agreement

Exhibit C-1.    Form of Charge over Debt Service Reserve Account

Exhibit C-2     Form of Offshore Share Charge Agreement

Exhibit C-3.    Form of Onshore Share Pledge Agreement

Exhibit C-4.    Form of Note Pledge Agreement

Exhibit C-5.    Form of WFOE Shareholder Loan Agreement

Exhibit D.    Form of Registration Rights Agreement

Exhibit E.    Form of Account Management Agreement

Exhibit F.    Form of Offshore Escrow Agreement

Exhibit G.    Disclosure Schedules

Exhibit H    Form of Information Rights and Inspection Agreement

Exhibit I    Form of PFIC Annual Information Statement

Exhibit J    Form of Secretary’s Certificate

Exhibit K-1.    Form of US/HK Legal Opinion

Exhibit K-2.    Form of Cayman Legal Opinion

Exhibit K-3.    Form of PRC Legal Opinion

Exhibit L.    Form of Non-Competition Agreement

Exhibit M.    Form of RFO Letter Agreement.

SCHEDULE I

Schedule of Purchasers

I.	Closing of the Sale and Issuance of 800 Units

Closing Date:    September 7, 2007

Name and Address		Number of Notes	Number of Warrants	Purchase Price
Merrill Lynch International 2 King Edwards Street London EC1A 1HQ England		200	200		$20,000,000

With a copy (that does not constitute notice) to:

Merrill Lynch (Asia Pacific) Limited 17/F ICBC Tower 3 Garden Road, Central Hong Kong
Attn:	Ellen Lo/Mark Squires
Fax:	+852 2536 3109

Indopark Holdings Limited 4th Floor, IBL House Caudan Port Louis Mauritius		200	200		$20,000,000

With a copy (that does not constitute notice) to:

Merrill Lynch (Asia Pacific) Limited 15/F Citibank Tower 3 Garden Road, Central Hong Kong
Attn:	Bonnie Lo
Fax:	+852 2161 7148

Deutsche Bank AG, London Branch Winchester House 1 Great Winchester Street London EC2N 2DB United Kingdom		400	400		$40,000,000
Attn:	Christopher Dunn
Fax:	+852 2203 7293

TOTAL		800	800	US$	80,000,000.00

SCHEDULE II

GROUP COMPANIES

1.	7 DAYS INN (SHENZHEN) CO., LTD.

2.	GUANGZHOU 7 DAYS HOTEL MANAGEMENT CO., LTD.

3.	GUANGZHOU 7 DAYS INN CO., LTD.

4.	WUHAN 7 DAYS INN HOTEL MANAGEMENT CO., LTD.

5.	7 DAYS INN HOTEL MANAGEMENT (BEIJING) CO., LTD.

6.	CHENGDU 7 DAYS HOTEL MANAGEMENT CO., LTD.

7.	SHENZHEN 7 DAYS BAODA HOTEL MANAGEMENT CO., LTD.

8.	SHANGHAI QIJIA HOTEL MANAGEMENT CO., LTD.

9.	NANJING 7 DAYS SABO HOTEL MANAGEMENT CO., LTD.

10.	NANJING 7 DAYS SUNSHINE HOTEL MANAGEMENT CO., LTD.

11.	BEIJING 7 DAYS IMPRESSION HOTEL MANAGEMENT CO., LTD.